EX 99.1

NEWS RELEASE	Contact:	Barbara Thompson
For Immediate Release		First Citizens BancShares
April 2, 2019		(919) 716-2716

FIRST CITIZENS BANK COMPLETES MERGER WITH
BISCAYNE BANCSHARES INC., BISCAYNE BANK

RALEIGH, N.C. - First-Citizens Bank & Trust Company (First Citizens Bank) announced that the merger of Biscayne Bancshares, Inc. and its subsidiary, Biscayne Bank, into First Citizens Bank is effective today (April 2).

The four Biscayne branch offices will initially operate as Biscayne Bank, a division of First Citizens Bank. Customers should bank as they normally do at their existing branches. At a later date, Biscayne customer accounts will be converted to First Citizens Bank’s systems and new First Citizens signage will be installed.

Frank B. Holding Jr., chairman and CEO of First Citizens Bank, said: “Biscayne is a great match for our bank as we continue to grow our presence in South Florida. Our bank is known for reliability, for our long-term perspective and for taking care of our customers. We’ve been helping families and businesses with their finances in the state for 21 years and look forward to getting to know our new clients and further build our presence in the market.”

On Jan. 17, the shareholders of Coconut Grove, Fla.-based Biscayne Bancshares voted to approve the merger agreement with Raleigh, N.C.-headquartered First Citizens Bank. The merger has been approved by bank regulatory authorities.

Biscayne Bank customers should continue to use their current checks and cards. They will continue to have the same online and mobile access to their accounts. Customers with questions about their accounts can contact a representative at any of the Biscayne Bank division branches. For questions about First Citizens Bank, they can call the First Citizens Customer Care Center, 888.224.3419, between 7 a.m. and 11 p.m. Eastern time daily.

The completed merger will complement First Citizens’ operations in South Florida. In addition to the four Biscayne division locations - two in Coconut Grove, one in Doral and one in South Miami - First Citizens operates 26 branches in Florida, with seven branches in Martin, Palm Beach, Broward and Miami-Dade counties, including an existing branch in Coral Gables.

Founded in 1898 and headquartered in Raleigh, N.C., First Citizens Bank serves customers at more than 550 branches in 19 states. First Citizens Bank is a wholly owned subsidiary of First Citizens BancShares, Inc. (Nasdaq: FCNCA), which has $35 billion in assets. For more information, call toll free 1.888.FC DIRECT (1.888.323.4732) or visit www.firstcitizens.com. First Citizens Bank. Forever First®.

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